CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 3, 2000 included in Gables Residential Trust's 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP
--------------------------------
ARTHUR ANDERSEN LLP

Atlanta,  Georgia
February 26, 2001